EXHIBIT 99.1

Educational Development Corporation Announces Record Third Quarter Net Revenues and Record Number Active Sales Consultants in the Company’s UBAM Division

TULSA, Okla., Dec. 07, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports that the Company has achieved record net revenues in the third quarter of fiscal 2021 totaling in excess of $66.8 million and the active sales consultants in the Company’s Usborne Books and More (UBAM) Sales Division grew to over 60,400 as of November 30, 2020.

Per Randall White, Chief Executive Officer, “We continue to report record breaking sales and have just completed our largest quarter in history.  Our fiscal third quarter net revenues exceeded $66.8 million, an increase of $26.0 million, or 63.7%, over the fiscal third quarter last year.  This level of growth could not have been achieved without our increase in sales consultants, the investments we have made in the business, the hard work of our employees and the heightened urgency from our vendors to resupply our inventory.”

Mr. White continued, “Our number of UBAM active consultants and leaders surpassed 60,000 at the end of November. And while this summer we benefited from the increased demand for products due to the Covid-19 Pandemic, our continued sales growth has been primarily driven by our increased number of UBAM consultants. We expect our greatly expanded consultant sales force will continue to drive record sales in our fiscal fourth quarter and we expect our sales to continue to grow into fiscal 2022. I am thankful for each and every one of our Consultants and Leaders who worked so hard during this fiscal third quarter spreading our literacy mission.”

Mr. White concluded, “Our retail division continues to build sales as stores open across the country; albeit their statuses change daily. We continue to support these customers, including extending payment terms and credit limits, as they navigate the issues of re-opening during the pandemic. We expect the sales in this division to continue to show improvement in fiscal 2022.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.